Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Petróleos Mexicanos of our report dated April 22, 2005, except for Notes 15, 20 and 21, as to which the date is September 30, 2005, relating to the financial statements, which appears in Amendment No. 2 to Petróleos Mexicanos’s Annual Report on Form 20-F for the year ended December 31, 2004, filed with the United States Securities and Exchange Commission on November 23, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers

Mexico City

December 22, 2005

/s/ Francisco J. Hernández F.
Francisco J. Hernández F.